Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON APRIL 27, 2016

CORPORATE PARTICIPANTS

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

Jerry Grisko CBIZ, Inc. - President and CEO

Ware Grove CBIZ, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Jim Macdonald First Analysis - Analyst

Steve McManus Sidoti & Company - Analyst

PRESENTATION

Operator

Good morning and welcome to the CBIZ first quarter 2016 results conference call.

(Operator Instructions)

Please note that this event is being recorded. I would now like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead, ma’am.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, Dan. And good morning, everyone. Thank you for dialing in to the CBIZ first quarter 2016 results conference call.

Before our management team begins their presentation, we would like to remind you of a few items. As with all of our conference calls, this call is intended to answer the questions of shareholders and our analysts. If there are media representatives on the call, you’re welcome to listen in.

However, we ask that if you do have questions that you please hold them for after the call and we’ll be happy to address your questions then. This call is also being webcast. You can access the live webcast, as well as the replay on our website at www.cbiz.com. You should have all received a copy of the press release that was issued earlier this morning; if you haven’t, it can also be found on our website.

Finally, remember that during the course of the call, management may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained in our SEC filings, Form 10-K and press releases. Joining us for today’s call are Jerry Grisko, President and Chief Executive Officer, and Ware Grove, Chief Financial Officer.

I will now turn the call over to Jerry Grisko for his opening remarks. Jerry?

Jerry Grisko - CBIZ, Inc. - President and CEO

Thank you, Lori, I’d like to begin by thanking our team members for all that they did to contribute to a very strong first quarter. As reflected in this morning’s release, total revenue increased by 4.8% compared to the first quarter of 2015. The results are even better when we consider that in January of this year; we sold our Wichita office which contributed $1 million in revenue to the first quarter of 2015.

Excluding that contribution to revenue from Wichita, our adjusted revenue for the first quarter of 2016 grew 5.4% over the same period a year ago. We are also pleased to record a 3.7% increase in organic revenue growth, a 60 basis point improvement in margin and 11.8% increase in income from continuing operations compared with a year ago. Fully diluted earnings per share were $0.41 for the first quarter this year compared with $0.38 reported for the same period a year ago, an increase in EPS of 7.9%.

Turning to the performance of the practice groups, total revenue for the financial services group was up 6.6% in the first quarter compared with the year ago, of which 5.9% is same unit organic revenue growth. This is after adjusting for the sale of the Wichita office. The increase within our financial services group is a product of strong performance in both our core counting offices and our government health care consulting business.

If you may recall the first quarter of 2015 was negatively impacted by weather-related office closings and a shortage of staff during the seasonally very busy time of year for us. The weather-related conditions did not occur in 2016 and as a result of investments that we made in our recruiting staff, the headcount in our core accounting office improved by approximately 2% over the same period a year ago.

In addition, we are encouraged that we are seeing a noticeable increase in client demand for our core accounting services compared to the first quarter of 2015 and our offices are cautiously optimistic that the demand will continue for the remainder of the year.

Within our government health care consulting business where we currently do work for the Medicaid programs in 48 of the 50 states, we continue to see opportunities for additional project work and expansion of the scope of work that we provide to many of our states. In addition, we are gaining traction in a federal Medicare consulting business as well. Turning to the employee services group, total revenue increased 2.7% in the first quarter of 2016.

However, same-unit organic revenue declined by 1.3% compared with a year ago. There were several factors contributing to this decline. Within our property and casualty area, we are experiencing some general softness in the market and we benefited from certain carrier-contingent commission revenue in the first quarter of 2015 that did not recur in the first quarter of 2016.

Within our retirement plans services business, we had a strong first quarter a year ago as a result of the timing of project work that did not recur in the first quarter of this year but we have a full pipeline of project related work that we expect to perform throughout this year. And within our human capital services business including our recruiting business — which are transactional by nature — we were impacted by projects that we completed in the first quarter of 2015 that have not yet recurred in 2016.

On a positive note for the employee services group, within our employee benefit service line, organic revenue grew by 2.9% in the first quarter driven by strong sales combined with a continued high retention rate with our existing clients. In recent years, we’ve made a number of investments in our employee benefit service line to strengthen the scope and level of services we provide to our clients. Those investments include wellness consulting advisors and expanded client servicing teams. We have also invested in upgrading our producer talent.

Although these investments have a short-term negative impact on margins, they are designed to improve client retention and enhance our ability to generate even greater organic revenue growth in the future. We’re also very pleased with the results of our payroll business which recorded 3.9% increase in organic revenue growth for the first quarter. This growth was driven by a combination of price increases and new business.

At this point, I’d like to turn it over to Ware Grove, our Chief Financial Officer, to highlight some additional financial results for the quarter.

Ware Grove - CBIZ, Inc. - CFO

Thank you, Jerry, and good morning, everyone. During the first quarter, we announced the acquisition of Millimaki, a $2.4 million accounting firm that is being integrated into our existing San Diego location. In total, during the first quarter, we used $3.5 million for acquisitions and acquisition-related payments for earnouts on prior year acquisitions.

At March 31, 2016, future earnout payments for prior year acquisitions are planned at approximately $5.2 million for the balance of this year — 2016 — and approximately $8.1 million in 2017, $3.9 million in 2018, $1.3 million in 2019 and then $400,000 in the next year, 2020.

During the first quarter we also used approximately $6.1 million to repurchase 632,000 shares of our common stock and we repurchased an additional 22,000 shares under a 10b5-1 program since the end of the quarter. We continue to assess the potential for share repurchases and as we have in the past, we will continue to be opportunistic in our approach with the goal to maintain a relatively constant share count in the range of approximately 50 million shares.

As I commented in our fourth quarter 2015 earnings call earlier this year, we expect that our fully diluted weighted average share count for the full year 2016 will be approximately 53 million to 53.5 million shares. Now I recognize that the share count in the first quarter here is slightly lower than that, but we expect activity for the balance of the year to cause an increase of another 0.5 million or so shares as we go through the year.

As a reminder, we typically experience a seasonal use of cash during the first quarter as receivables built up that are converted to cash later in the year. The borrowing level on our $400 million unsecured credit facility increased by $28.3 million during the first quarter from $203.9 million at the beginning of the quarter to $232.2 million at the end of the quarter. Our leverage is estimated to be approximately 2.5 times the underlying EBITDA and that’s against a limit in the credit facility that’s 3.5 times. So we’re very comfortable that we have plenty of financing capacity at this point in time.

Days’ sales outstanding on receivables was 92 days at March 31, 2016, and that compares with 90 days a year ago. Capital spending in the first quarter of this year was approximately $900,000 and we expect full year capital spending at approximately $4 million to $6 million for the full year this year.

Now for the full year 2016 we expect cash flow from operating activities in excess of $50 million and with the leverage today at roughly 2.5 times underlying EBITDA, we have plenty of financing capacity to continue with an aggressive acquisition program.

On April 1, we announced the purchase of The Savitz Organization, a $20 million actuarial retirement consulting business located in Philadelphia and Jerry will comment in more detail in a few minutes. We continue to have an active pipeline of potential acquisition opportunities and with two acquisitions announced to-date this year we anticipate we will close a total of four to six acquisitions for the full year this year and that is consistent and on pace with our normal annual acquisition activity.

As a result of the maturity of the full retirement of the 2010 convertible notes during the fourth quarter of 2015, you will note a significant reduction in interest expense for the first quarter of this year compared with a year ago. Full year interest expense is expected to be significantly lower this year compared with last year, but the exact level will be dependent upon future acquisition activity and future share repurchase activity.

You will note the effective tax rate in the first quarter this year was 40.4% and with favorable items that we believe will be recognized later this year, we’re projecting a full year effective tax rate of approximate 40%. Importantly, as Jerry commented, we’re able to achieve an improvement in margin for the first quarter this year.

Lower interest expense this year was a major driver of this margin improvement, but as with any business we constantly consider and balance the operating decisions we make to invest in the business to enhance longer term growth prospects, and Jerry commented on some of the investments we’ve made recently in the Employee Services group.

We think we have an opportunity over time to improve margin on pretax income within a range of 25 to 50 basis points a year from a combination of efforts while still maintaining a healthy balance of investments in the business. As you look at our results and the margin improvements, it is important to understand the impact of accounting for deferred compensation plan, asset gains and losses and these numbers are provided in the notes to our financial schedules.

There is no impact to reported income before tax expense, but for the first quarter when you adjust reported expenses to eliminate the impact of accounting for the gains and losses, the gross margin was up from 20.6% a year ago to 20.8% this year. We continue to leverage our general and administrative expense which is down to 4.5% of revenue in the first quarter this year from 4.6% of revenue a year ago.

So, in conclusion, let me say again, we’re very pleased with the results in the first quarter and we are in line with our expectations. To reiterate our full year expectations, we expect revenue to grow within a range of 6% to 8% over 2015. Now due to the very fluid and unpredictable nature of acquisition activity, we typically have not included future potential acquisitions in our guidance, but because of the timing of the recent acquisition of The Savitz Organization, which was announced on April 1st, and the confidence we had earlier in the year that this transaction would likely close, our full year guidance for 2016 includes the impact of this acquisition.

We are very pleased to achieve an improvement in margin for the first quarter this year. And for the full year 2016, we expect to improve margin within the range of our longer term goals that I outlined and that is 25 basis points to 50 basis points improvement each year. As a result, we expect to grow fully diluted earnings per share within a range of 9% to 12% over the normalized $0.68 per share recorded for 2015 when the $1.2 million share equivalents are eliminated from the year-end 2015 share count.

As I commented earlier, cash flow is expected to be strong and we expect adjusted EBITDA within a range of $93 million to $95 million for the full year of 2016.

So with those comments, I will conclude and I will turn it back over to Jerry.

Jerry Grisko - CBIZ, Inc. - President and CEO

Okay, thank you, Ware. I want to take just a few minutes to comment on our recent acquisition activity before we turn it over for questions. Over the past two years, we made four strategic acquisitions of retirement plan, actuarial consulting and administrative firms.

As Ware mentioned, our most recent acquisition in this area was announced on April 1st with the acquisition of The Savitz Organization, a $20 million firm with 110 employees located in Philadelphia. In addition, in the fourth quarter of 2015, we also announced the acquisition of Pension Resource Group, a $4.8 million firm with 35 employees located in Atlanta and The Cottonwood Group, a $3.1 million firm with 15 employees located in Overland Park, Kansas. And as you may recall, in June of 2014, we also announced the acquisition of the Tegrit Group, an $8.5 million firm with 77 employees located in the Cleveland area.

The combination of these recent acquisitions allows us to serve virtually every need of pension plan sponsor with assets exclusively within the US. Moreover, the addition of these actuarial firms on top of the strong retirement advisory business that we already have provide CBIZ with approximately $75 million in revenue from this group and allows us to serve the full range of retirement plan needs of our clients, including retirement plan actuarial consulting, administrative services and investment advisory services.

In addition to the recent acquisitions of the actuarial firms, in January of this year, we also announced the acquisition of Millimaki Eggert, a $2.4 million very highly regarded accounting firm located in San Diego. That firm enhances the scope and level of service offerings we are able to provide to our existing clients in that market.

The strong platform that we now have in the retirement plan service business created by the series of transactions that I mentioned earlier and the addition of the accounting firm in San Diego to bolster our existing very strong presence in that market are examples of the consistent progress we have made in our acquisition program.

As Ware mentioned, we continue to have a very active pipeline of acquisition prospects that we’re cultivating. However, as is always the case, it is difficult to predict when and if a particular transaction might close, but including the two transactions that we have closed so far this year, we anticipate closing a total of four to six acquisitions in 2016.

So to wrap up, as we indicated, we are very pleased with our results for the first quarter and we remain optimistic about our ability to achieve our revenue growth goals, our margin improvement goals and the increase in earnings per share that we have set for ourselves in 2016.

So with those comments, let me conclude and we can now open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question today comes from Jim Macdonald of First Analysis. Please go ahead.

Jim Macdonald - First Analysis - Analyst

I want to dive into the accounting performance which seemed to be better this quarter. Can you talk about — you talked a little bit about how you have 2% more producers, can you talk more about volume and pricing and whether we are back in a growth pattern there now?

Jerry Grisko - CBIZ, Inc. - President and CEO

Yes, we think so, Jim, and all signs seem to indicate that. I think the most encouraging signal that we received is that within our large offices, the vast majority of them were up year-over-year. We are also receiving word from those offices that there is good demand for client services and the pipeline they think will remain strong throughout the year. So it seems to be in a good trend.

Jim Macdonald - First Analysis - Analyst

Any thoughts on pricing or volume?

Jerry Grisko - CBIZ, Inc. - President and CEO

Yes, so as we’ve talked about in the past, we really measure yield which is a combination of pricing and efficiency and we have seen that yield continue to tick up over the past several years. Year-over-year, we held constant from 2016 compared to 2015 and again that’s a combination of both price and efficiency. We will get a better feel for price as the year continues.

Jim Macdonald - First Analysis - Analyst

Okay. Thanks for your detail on retirement business and acquisitions. I think the last quarter, you also talked about potentially acquiring in a new area, can you — is that still a possibility and any more thoughts on that?

Jerry Grisko - CBIZ, Inc. - President and CEO

Yes, I would have to go back, Jim, and reference what you’re referring to. Here is what I would say. There are — we’ve just completed our strategic planning process. There are a number of high growth opportunities for us.

As I indicated, it’s difficult to predict when or if we are able to get deals done in those areas. But we are pursuing a number of verticals that have higher revenue growth, higher margins and can really support the businesses we’re in and support our clients. So we are actively — as we always are — actively pursuing those acquisitions.

Ware Grove - CBIZ, Inc. - CFO

Yes, Jim, this is Ware. Just let me add, there is no real fundamental shift in our strategy of accounting and government health care consulting and then the suite of employee services that we currently bring to the table. There are niches within those businesses that Jerry is actively pursuing with our acquisition program and so that’s what we are referring to. It’s not really a fundamental shift so much as it is maybe a more specific target towards specific niches.

Jim Macdonald - First Analysis - Analyst

Okay. And just one more, I missed the — I think you gave a number for your benefits business being up and I missed that number — that’s a big part of your business; any other color you can give about that side of the business?

Jerry Grisko - CBIZ, Inc. - President and CEO

No. Other than — we’re very encouraged by the activity that we’re seeing there — there are really two opportunities. First is just the general employee benefits business that we’ve enjoyed for a long time. The second thing is kind of a shift in the market that’s beginning with a conversion of payroll and benefits and technology. We have all those pieces and we are beginning to put them together and approach the market in a way that capitalizes on those opportunities.

Our limited exposure there tells us that when we approach the market in that fashion, we’re able to attract a higher, a larger client, we have higher retention rates, all the indicators are positive. So I think there is nothing but really positive signals for that side of the business.

Operator

(Operator Instructions)

Our next question comes from Steve McManus of Sidoti & Company. Please go ahead.

Steve McManus - Sidoti & Company - Analyst

Hey, guys, and thanks for taking my questions. So first one, I kind of wanted to get a feel for how big the government health care business was, how big of a role it played during the quarter, and also if there is any seasonality to be aware of there with respect to that part of the business?

Jerry Grisko - CBIZ, Inc. - President and CEO

The growth in that business was approaching 11%, around 11% in the first quarter. What we would expect for that business through the remainder of the year is kind of high single digits. There is not really seasonality in that business, although it is impacted from time to time on large projects that we’re engaged to help our clients with. So we may have seen some of that in the first quarter, which kind of accelerated that growth beyond the high single digits that we’ve experienced and we would expect to experience for this year.

Steve McManus - Sidoti & Company - Analyst

Okay. Great. And then I just kind of wanted to clarify, I’m not sure if you broke this out, but for the full year 2016 guidance, is there a same unit growth estimate baked in to that?

Jerry Grisko - CBIZ, Inc. - President and CEO

I don’t recall what we signaled. Obviously the total growth is 6% to 8%. That includes acquisitions within that — embedded within that, we would expect our organic growth to be in the 3% to 3.5% range.

Steve McManus - Sidoti & Company - Analyst

Okay. And then interest expense really ticked down during the quarter; is that a kind of a fair run rate to expect moving forward?

Ware Grove - CBIZ, Inc. - CFO

Yeah. Hi, Steve. This is Ware. Yeah. It may be a little higher than that. I think at $1.5 million plus change, it represents kind of the first quarter, which starts at a low point and then starts to ramp up. So if the run rate may be somewhere between $1.5 million and probably less than $2 million a quarter, but as I commented earlier, it depends on the timing and size of acquisitions and any opportunities to repurchase shares. But maybe tick it up a little bit in future quarter from the first quarter run rate.

Steve McManus - Sidoti & Company - Analyst

Okay. And then just taking a look at the debt levels which you guys touched on, obviously you picked up a bit also just due to that, I believe the conversion premium, but I mean are you guys comfortable with the leverage now or do you plan on paying some of that down over the next few quarters? How are you guys looking at that moving forward?

Ware Grove - CBIZ, Inc. - CFO

Well, we’re not uncomfortable with a 2.5 times leverage. If we don’t do acquisitions or share repurchases, of course we liquidate that debt and de-lever pretty quickly because of the strong underlying cash flow. But it’s also because of that strong consistent underlying cash flow, that we’re not uncomfortable to carry 2.5 times and it’s a fairly low cost of capital for us right now.

We have a very, very supportive bank group and so as we have acquisition opportunities, we fully intend to use the bank line within that 2.5 to 3.5 range or below and we’re not uncomfortable with that.

Steve McManus - Sidoti & Company - Analyst

Okay. And then last one, you mentioned a few of the things kind of impacting the employee service division and obviously the margins fell off a bit during the quarter, how should we look at that moving forward, is there anything kind of in place to improve margins next quarters? Any commentary there would be great.

Ware Grove - CBIZ, Inc. - CFO

Steve, this is Ware. Some of it’s simply timing and Jerry outlined some of the non-recurring things where we — it was a revenue issue more than it was a cost issue in some cases. In other cases, because of the investments we’ve made in new producers and wellness programs and the like, we’re investing in the business. I think you might see a small improvement in the margin as we go through the year and we’re not really projecting a decline full year, year-over-year. So I think it was largely a timing issue in the first quarter.

Operator

Ladies and gentlemen, this concludes our question-and-answer session. I would like to turn the conference back over to management for any closing remarks.

Jerry Grisko - CBIZ, Inc. - President and CEO

Okay. Thank you, Dan, and thank you all for your questions and for participating on today’s call. We are very pleased with our first quarter results and our continued progress as CBIZ is well-positioned for even greater growth in the future. I’d like to thank our shareholders and analysts as well as our 4,400 team members and more than 90,000 clients for your continued support and dedication to the Company.

Thank you, everyone, and have a great day.

Operator

Ladies and gentlemen, the conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.